Filed pursuant to Rule 424(b)(3)

Registration No. 333-195593

PROSPECTUS SUPPLEMENT No. 2

(to Prospectus dated May 14, 2014)

18,750,000 Shares

ARISTA POWER, INC.

Common Stock

This Prospectus Supplement No. 2 consists of: (1) this cover page; (2) Arista Power’s Quarterly Report on Form 10-Q which was filed with the Securities Exchange Commission (“SEC”) on November 14, 2014 (the “Form 10-Q”); and (3) Arista Power’s Current Report on Form 8-K filed with the SEC on November 12, 2014 (the “Form 8-K”).

The Form 10-Q contains our financial statements for the quarter ended September 30, 2014 and the Management Discussion and Analysis of Financial Condition and Results of Operation for that period.  The Form 8-K discloses that the Company was issued a patent by the U.S. Patent and Trademark Office on November 11, 2014.

This Prospectus Supplement No. 2 should be read in conjunction with the Prospectus dated May 14, 2014, as supplemented by Prospectus Supplement No. 1 dated August 15, 2014 (collectively referred to herein as the “Prospectus”), which is required to be delivered with this Prospectus Supplement.  This Prospectus Supplement is qualified by reference to the Prospectus except to the extent that the information contained in this Prospectus Supplement No. 2 supersedes the information contained in the Prospectus.

You should rely only on the information contained in or incorporated by reference in this Prospectus Supplement and the Prospectus.  We have not authorized anyone to provide you with information different from the information contained in or incorporated by reference in this Prospectus Supplement and the Prospectus.  This document may be used only in jurisdictions where offers and sales of these securities are permitted.  You should not assume that information contained in this Prospectus Supplement or the Prospectus or in any document incorporated by reference is accurate as of any date other than the date of the document that contains the information, regardless of when this Prospectus Supplement and the Prospectus is delivered or when any sale of our securities occurs.

Investing in our common stock involves risks, which are described under “Risk Factors” beginning on page 5 of the Prospectus, as well as in supplements to the Prospectus.

NEITHER THE SECURITIES EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION NOR ANY FOREIGN SECURITIES AUTHORITY HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS SUPPLEMENT NO. 1 IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this Prospectus Supplement No. 2 is November 17, 2014

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 10-Q

☒ QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the quarterly period ended September 30, 2014

OR

☐ TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Commission file number: 001-53510

ARISTA POWER, INC.

(Exact name of Registrant as specified in its charter)

New York	16-1610794
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1999 Mount Read Blvd
Rochester, New York	14615
(Address of principal executive offices)	(Zip Code)

(585) 243-4040

(Registrant's telephone number, including area code)

Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports) and (2) has been subject to such filing requirements for the past 90 days. Yes ☒    No ☐

Indicate by check mark whether the registrant has submitted electronically and posted on its corporate Web site, if any, every Interactive Data File required to be submitted and posted pursuant to Rule 405 of Regulation S-T (§232.405 of this chapter) during the preceding 12 months (or for such shorter period that the registrant has been required to submit and post such files). Yes ☒ No ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer (Do not check if a smaller reporting company)	☐	Smaller reporting company	☒

Indicate by check mark whether the registrant is a shell company (as defined in Rule 12b-2 of the Exchange Act). Yes ☐   No ☒

As of November 14, 2014 the Registrant had outstanding 20,979,877 shares of common stock, $0.002 par value per share and 1,360 shares of Series A Convertible Preferred Stock, $0.002 par value per share.

ARISTA POWER INC.

TABLE OF CONTENTS

PART I. FINANCIAL INFORMATION

Item 1.	Financial Statements	2

	Unaudited Condensed Balance Sheets as of September 30, 2014 and December 31, 2013	3

	Unaudited Condensed Statements of Operations for the Three Months Ended September 30, 2014 and 2013 and the Nine Months Ended September 30, 2014 and 2013	4

	Unaudited Condensed Statements of Cash Flows for the Nine Months Ended September 30, 2014 and 2013	5

	Unaudited Statement of Stockholders' Deficit through September 30, 2014	6

	Notes to Unaudited Condensed Financial Statements	7

Item 2.	Management’s Discussion and Analysis of Financial Condition and Results of Operations	16

Item 3.	Quantitative and Qualitative Disclosure about Market Risk	21

Item 4.	Controls and Procedures	21

PART II. OTHER INFORMATION

Item 1.	Legal Proceedings	21

Item 1A.	Risk Factors	21

Item 2.	Unregistered Sales of Equity Securities and Use of Proceeds	21

Item 3.	Defaults Upon Senior Securities	22

Item 4.	Mine Safety Disclosures	22

Item 5.	Other Information	22

Item 6.	Exhibits	22

Signatures		23

Exhibits

2

PART I – FINANCIAL INFORMATION

Item 1. Financial Statements and Notes

ARISTA POWER, INC.

Condensed Balance Sheets (Unaudited)

	September 30, 2014	December 31, 2013

ASSETS
Current assets
Cash	$353,166	$297,385
Accounts Receivable (less allowance for doubtful accounts of $0 at September 30, 2014 and December 31,2013)	143,103	265,245
Prepaid expenses and other current assets	101,717	232,570
Inventory	496,313	496,313
Deferred debt discount	820,750	820,750
Total current assets	1,915,049	2,112,263
Other assets	139,344	172,362
Intangible assets, net	23,796	25,305
Property and equipment, net	19,080	69,555
Total assets	$2,097,269	$2,379,485

Current liabilities
Accounts payable	$487,192	$1,175,221
Borrowings under line of credit, net of debt discount	941,248	684,994
Customer deposits	18,850	19,000
Accrued payroll	54,763	146,465
Deferred revenue	318,977	63,311
Accrued warranty costs	142,504	140,074
Accrued liabilities	442,640	496,011
Accrued loss contract	542,842	519,092
Accrued dividends	63,675	0
Derivative liabilities, short term	0	13,200
Current portion of long term debt	277	11,782
Total current liabilities	3,012,968	3,269,150
Long term liabilities
Long term debt	0	16,169
Derivative liabilities	556,070	762,396
Total long term liabilities	556,070	778,565
Total liabilities	3,569,038	4,047,715

Stockholders' (deficit)
Preferred stock, 5,000,000 shares authorized, $0.002 par value; 1,415 and 0 issued and outstanding at September 30, 2014 or December 31, 2013	3	0
Common stock, 500,000,000 shares authorized, $0.002 par value; 19,892,264 and 17,993,694 shares issued and outstanding at September 30, 2014 and December 31, 2013, respectively	39,784	35,987
Additional paid-in capital	23,923,613	25,330,474
Deficit accumulated	(25,435,169)	(27,034,691)

Total stockholders' (deficit)	(1,471,769)	(1,668,230)
Total liabilities and stockholders' deficit	$2,097,269	$2,379,485

3

ARISTA POWER, INC.

Condensed Statements of Operations (Unaudited)

	Three Months Ended September 30, 2014	Three Months Ended September 30, 2013	Nine Months Ended September 30, 2014	Nine Months Ended September 30, 2013

Sales	$250,231	$578,689	$541,675	$1,015,949
Cost of Goods Sold	423,487	1,219,094	654,038	1,740,939
Gross Margin/(Loss)	(173,256)	(640,405)	(112,363)	(724,990)
Operating Expenses:
Research and development expenses	0	63,639	0	320,341
Selling, general and administrative expenses	341,237	463,492	1,190,233	1,828,753
Total expenses	341,237	527,131	1,190,233	2,149,094
Loss from operations	(514,493)	(1,167,536)	(1,302,596)	(2,874,084)
Non-operating revenue/(expense)
Interest expense	(111,900)	(112,498)	(336,419)	(518,428)
Unrealized gain (loss) on change in fair value of derivative liabilities	1,149,696	237,538	3,240,052	218,968
Net loss before income taxes	523,303	(1,042,496)	1,601,037	(3,173,544)
Income taxes (credits)	(360)	(0)	1,515	(103,471)
Net income (loss)	$523,663	$(1,042,496)	$1,599,522	$(3,070,073)
Less preferred stock dividends	(32,288)	0	(86,557)	0
Net Income (loss) available to common shareholders	491,375	(1,042,496)	1,512,965	(3,070,073)
Net income (loss) per common share – basic	$0.02	$(0.06)	$0.08	$(0.21)
Weighted average number of common shares outstanding – basic	19,892,264	17,793,694	19,352,887	14,462,909
Net income (loss) per common share – diluted	$0.02	$(0.06)	$0.06	$(0.21)
Weighted average number of common shares outstanding – diluted	29,248,946	17,793,694	24,354,789	14,462,909

4

ARISTA POWER, INC.

Condensed Statements of Cash Flows (Unaudited)

	Nine Months Ended September 30, 2014	Nine Months Ended September 30, 2013
Operating activities
Net income (loss)	$1,599,522	$(3,070,073)
Adjustments to reconcile net loss to net cash used in operating activities:
Amortization and depreciation expense	33,076	48,769
Stock-based compensation	171,141	650,505
Amortization of prepaid warrants for rent, non-cash	33,018	0
Amortization of prepaid warrants for consulting, non-cash	157,593	0
Stock issued for rent and services	0	92,470
Amortization of debt discount	256,254	441,228
Impairment of intangible assets	0	3,699
Issuance of warrants for services	0	137,496
Change in derivative liability	(3,240,052)	(218,968)
Gain on sale of equipment	(5,592)	0
		20,486
Increase in lower of cost or market reserve Changes in operating assets and liabilities :

(Increase) in prepaid expenses and other current assets	(26,740)	(92,351)
Decrease (increase) in trade accounts receivable	122,142	305,482
Decrease in inventory	0	57,133
Increase in customer deposits	(150)	81,028
Increase (Decrease) in deferred revenue	255,666	(28,900)
Increase (Decrease) in accrued loss contract	23,750	638,850
Increase (Decrease) in trade accounts payable and accrued liabilities	(714,673)	(90,919)
Net cash provided by/(used in) operating activities	(1,335,045)	(1,024,065)

Investing activities
Proceeds from sale of truck	18,500	0
Net cash provided by investing activities	18,500	0

Financing activities
Proceeds from issuance of common stock, net of placement costs	0	1,245,000
Proceeds from issuance of preferred stock	1,500,000	0
Stock offering costs paid	(100,000)	0
Borrowings on line of credit	0	270,000
Payments on debt	(27,674)	(8,705)
Net cash provided by financing activities	1,372,326	1,506,295

Increase/(decrease) in cash	55,781	482,230

Cash - beginning of period	297,385	78,253

Cash - end of period	$353,166	$560,483

Supplemental Information:
Income Taxes Paid/(Tax credits received)	$1,515	$(103,471)
Interest Paid	$3,409	$1,402
Non-cash investing and financing activities:
Warrant derivative liability incurred with preferred stock offering	$3,020,526	$0
Issuance of warrants with Preferred stock	$(2,868,750)	$0
Additional warrants issued for anti-dilution clause	$(151,776)	$0
Stock issued for accounts payable and accrued expenses	$110,000	$157,903
Application of deferred debt discount	$0	$270,000
Warrants issued for prepaid rent	$0	$746,332
Payment of accrued dividend with common stock	$22,881	$0
Transfer of property for accounts payable	$6,000	$0

5

ARISTA POWER, INC.

Statement of Stockholders’ (Deficit)
(Unaudited)

	Number of Shares		Par Value		Additional Paid-In	Accumulated	Total Stockholders'
	Common	Preferred	Common	Preferred	Capital	Deficit	Deficit
Balance, December 31, 2013	17,993,694	0	$35,987	$0	$25,330,474	$(27,034,691)	$(1,668,230)
Issuance of convertible preferred stock for cash		1,500		3	1,499,997		1,500,000
Stock offering costs					(100,000)		(100,000)
Issuance of warrants with private placement					(2,868,750)		(2,868,750)
Issuance of common stock and warrants for antidilution clause	1,255,000		2,510		(154,286)		(151,776)
Issuance of shares for legal services	440,000		880		109,120		110,000
Conversion of Preferred shares to Common Shares	560,237	(85)	1,120		21,761		22,881
Stock options and stock compensation	10,000		20		171,121		171,141
Retirement of Shares	(366,667)		(733)		733		0
Declared Dividend on Preferred Shares					(86,557)		(86,557)
Net income for nine months						1,599,522	1,599,522
Balance, September 30, 2014	19,892,264	1,415	$39,784	$3	$23,923,613	$(25,435,169)	$(1,471,769)

6

ARISTA POWER, INC.

Notes to the Financial Statements

Nine-Month Period ended September 30, 2014

(Unaudited)

Note 1 – Description of Business and Summary of Significant Accounting Policies

Description of Business

Arista Power, Inc. (the “Company”) was incorporated on March 30, 2001 in the State of New York as Future Energy Solutions, Inc. and in November 2008 changed its name to WindTamer Corporation. In May 2011, the Company changed its name to Arista Power, Inc. The name change more accurately reflects the broadening of the Company’s focus beyond the WindTamer® brand and entry into areas within the energy storage and power management industries.

The Company is a developer, integrator, and supplier of custom-designed power management systems, and a supplier, designer and installer of solar energy systems.  The Company’s patented Power on Demand system utilizes inputs from multiple energy sources including solar, wind, fuel cells, generators, and/or the grid, in conjunction with a custom-designed battery storage system and a proprietary smart monitoring technology that releases energy at optimal times to reduce electricity costs for large energy users. The Company also designs, sells and installs residential and commercial solar PV systems.

Basis of Preparation

The accompanying unaudited condensed financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) for interim financial information and with the instructions to Form 10-Q.  Accordingly, they do not include all of the information required by GAAP for complete annual financial statement presentation.

In the opinion of management, all adjustments (consisting only of normal and recurring adjustments) necessary for a fair presentation of the results of operations have been included in the accompanying unaudited condensed financial statements.  Operating results for the three-month and nine-month periods ended September 30, 2014 are not necessarily indicative of the results to be expected for other interim periods or the full fiscal year.  These financial statements should be read in conjunction with the financial statements and accompanying notes contained in the Company’s Form 10-K for the fiscal year ended December 31, 2013.

Method of Accounting

The accompanying financial statements have been prepared in accordance with GAAP.  Arista Power maintains its books and prepares its financial statements on the accrual basis of accounting.

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.  Actual results could differ from those estimates.

Cash and Cash Equivalents

For financial statement presentation purposes, the Company considers all short-term, highly liquid investments with original maturities of three months or less to be cash and cash equivalents.  The Company maintains its cash and cash equivalents in bank deposit accounts, which at times may exceed federally insured limits.  The Company believes it is not exposed to any significant credit risk as a result of any non-performance by the financial institutions.

7

Accounts Receivable

Accounts receivable represents amounts due from customers in the ordinary course of business, based upon invoiced amounts, net of any allowance for doubtful accounts.  We evaluate accounts receivable quarterly on a specific account basis to determine the need to an allowance for doubtful account reserve.  As of September 30, 2014 and December 31, 2013, the allowance for doubtful accounts was $0.

Inventory

Inventory consists primarily of parts and subassemblies for Power on Demand systems, solar photovoltaic (“PV”) systems, and is stated at the lower of cost or market value.  The Company capitalizes applicable direct and indirect costs incurred in the Company’s manufacturing operations to bring its products to a sellable state.  The inventory as of September 30, 2014 consisted of raw materials amounting to $346,014 and work-in-process amounting to $150,299.  Inventory is reviewed quarterly to determine the need for an excess and obsolete inventory reserve.  As of September 30, 2014 and December 31, 2013, no reserve was necessary.

Fixed Assets

Fixed assets are recorded at cost.  Depreciation is on a straight line basis over the shorter of the estimated useful lives or the related lease for leasehold improvements.  Leasehold improvements for space leased on a month-to-month basis are expensed when incurred.  Expenditures for renewals and betterments are capitalized.  Expenditures for minor items, repairs and maintenance are charged to operations as incurred.  Any gain or loss upon sale or retirement due to obsolescence is reflected in the operating results in the period the event takes place.

Intangible Assets

Intangible assets consist of costs associated with the application and acquisition of the Company’s patents.  Patent application costs are capitalized and amortized over the estimated useful life of the patent, which generally approximates its legal life. For the three and nine months ended September 30, 2013, trademark costs totaling $0 and $3,396, respectfully relating to the Company’s WindTamer® trademark were impaired, while no intangible assets were impaired for the three and nine months ended September 30, 2014.

Impairment of Long-Lived Assets

Long-lived assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable.  Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future net undiscounted cash flows expected to be generated by the asset, including its ultimate disposition.  If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets.  Fair value is determined based on discounted cash flows or appraised values, depending on the nature of the assets.   For the three and nine months ended September 30, 2014 and 2013, no assets were impaired.

Fair Value of Financial Instruments

The carrying amount of cash, accounts receivable, accounts payable and accrued expenses are reasonable estimates of their fair value due to their short maturity.

8

Revenue Recognition

Revenue is recognized when all of the following conditions are satisfied:  (1) there is persuasive evidence of an arrangement; (2) the service or product has been provided to the customer; (3) the sale price to be paid by the customer is fixed or determinable; and (4) the collection of the sale price is reasonably assured.  Amounts collected prior to satisfying our revenue recognition policy are reflected as customer deposits.

For research and development contracts, we recognize the revenue using the proportional effort method based upon the relationship of costs incurred to date to the total estimated cost to complete the contract. Cost elements include direct labor, materials, overhead costs and outside contractor costs.  The excess of amounts billed on a milestone basis versus the amounts recorded as revenue on a proportional effort basis is classified as deferred revenue. We provide for any loss that we expect to incur in the agreements when the loss is probable.

The Company uses contract accounting for Power on Demand system sales. Due to the limited number of these systems that have been installed to date, revenue is recognized based on the completed contract method whereby revenue and costs are deferred until the contract is completed. For contracts that contain provisions related to proceeds being paid based upon cost savings generated by the system, revenue is recorded as the costs savings are realized by and billed to the customer. If accumulated costs exceed accumulated billings at the reporting date the asset is presented net as costs of uncompleted contracts in excess of related billings. If there is a net liability it is presented as billings on uncompleted contracts in excess of related costs. We provide for any loss that we expect to incur on a contract at the time the loss is probable.

At September 30, 2014, the Company had costs of uncompleted contracts in excess of related billings totaling $296,008 ($0 as of September 30, 2013). This amount was netted with the accrued loss contract on the Company’s balance sheet.

Research and Development Costs

All costs related to research and development are expensed when incurred. Research and development costs consist of expenses associated with the development of the Company’s Power on Demand system and the Mobile Renewable Power Station.  Specifically, these costs consist of labor, materials, and consulting.

Warranty Costs

The Company’s standard warranty on each Power on Demand system, wind turbine, and solar system sold protects against defects in design, material, and workmanship under normal use for varying periods, based upon the product sold.  Several warranties have specific additional terms and conditions.  The Company provides for estimated cost of warranties at the time the revenue is recognized.  Factors that affect the warranty reserve are projected cost of repair and/or replacement, component life cycles, manufacturer’s warranty on component parts, and historical data. These estimates are reviewed quarterly and are updated as new information becomes available. The impact of any change in estimates will be taken into account when analyzing future warranty reserve requirements.

Stock-Based Compensation

The Company accounts for stock option awards granted under the Company’s Equity Incentive Plan in accordance with ASC 718. Under ASC 718, compensation expense related to stock-based payments is recorded over the requisite service period based on the grant date fair value of the awards.  Compensation previously recorded for unvested stock options that are forfeited is reversed upon forfeiture.  The Company uses the Black-Scholes option pricing model for determining the estimated fair value for stock-based awards. The Black-Scholes model requires the use of assumptions which determine the fair value of stock-based awards, including the option’s expected term and the price volatility of the underlying stock.

The Company’s accounting policy for equity instruments issued to consultants and vendors in exchange for goods and services follows the provisions of ASC 505-50.  Accordingly, the measurement date for the fair value of the equity instruments issued is determined at the earlier of (i) the date at which a commitment for performance by the consultant or vendor is reached or (ii) the date at which the consultant’s or vendor’s performance is complete. In the case of equity instruments issued to consultants, the fair value of the equity instrument is recognized over the term of the consulting agreement, or over the specified vesting period.

Income Taxes

The Company accounts for income taxes using the asset and liability approach, which requires recognition of deferred tax liabilities and assets for the expected future tax consequences of temporary differences between the carrying amounts and the tax basis of such assets and liabilities.  This method utilizes enacted statutory tax rates in effect for the year in which the temporary differences are expected to reverse and gives immediate effect to changes in income tax rates upon enactment.  Deferred assets are recognized, net of any valuation allowance, for temporary differences and net operating loss and tax credit carry forwards.  Deferred income tax expense represents the change in net deferred assets and liability balances.

9

Basic and Diluted Loss Per Share

Basic earnings per share reflect the actual weighted average of shares issued and outstanding during the period.  Diluted earnings per share are computed including the number of additional shares that would have been outstanding if dilutive potential shares had been issued.  In a loss period, the calculation for basic and diluted earnings per share is considered to be the same, as the impact of potentially issued common shares would be anti-dilutive.

As of September 30, 2014, 1,415 shares of our Series A Convertible Preferred Stock, convertible into 7,075,000 shares of common stock, 2,455,191 stock options and 18,292,916 warrants were outstanding which, upon exercise, could dilute future earnings per share. Diluted Weighted Average Shares reflect the Company’s total weighted average shares outstanding during the period, which includes the conversion of the Series A Convertible Preferred Stock as well as any stock options or warrants in which the exercise price is below the Company’s stock trading price, less the stock that can be repurchased with funds received from such exercise.

Note 2 - Going Concern

The financial statements have been prepared assuming that the Company will continue as a going concern.  Since its formation, the Company utilized funds generated from private placement offerings and debt to fund its product development and operations and has incurred a cumulative net loss of $25,435,169 as of September 30, 2014.  The recurring losses from operations and current liquidity raise substantial doubt about the Company’s ability to continue as a going concern.  Continuation of the Company is dependent on achieving sufficiently profitable operations and obtaining additional financing.

Note 3 – Debt

On September 4, 2012, the Company entered into an unsecured loan agreement with TMK-ENT, Inc. that provided for a $500,000 working capital revolving line of credit.  Advances under the line of credit bear interest at 10% per year, payable annually. On November 13, 2012, the Company amended its loan agreement to increase the revolving line of credit from $500,000 to $750,000, and on December 21, 2012 amended its loan agreement to increase the revolving credit from $750,000 to $1,250,000.  The note matures on December 21, 2014. Borrowings under the line of credit amount to $1,018,500 as of September 30, 2014 and December 31, 2013. In conjunction with the line of credit facility, the Company issued 1,250,000 warrants to purchase the Company’s common stock at varying prices from $1.38 to $1.62 per share. The warrants vested one year from issuance and have a ten year term. The fair market value of the warrants at grant date was determined utilizing the Black Scholes option pricing model and amounted to $1,839,250. The difference between the fair market value of the warrants and draws on the line of credit is $820,750 as of September 30, 2014 and December 31, 2013, which is recorded as deferred debt discount.  The deferred debt discount will be recognized and recorded as debt discount as the Company continues to borrow against the line of credit. Debt discount costs will be recognized as the Company draws down the available line of credit, and will be amortized over the remaining term of the loan. As a result of the amortization of the debt discount, the Company expensed $256,254 and $441,228, respectively, for the nine months ended September 30, 2014 and 2013 and $85,732 and $86,674 for the three months ended September 30, 2014 and 2013.

Annual maturities of debt are as follows:

2014 (includes TMK-ENT, Inc. line of credit repayment)	$1,018,777

10

Note 4 – Stockholders’ Equity

On March 31, 2014, the Company sold, pursuant to a securities purchase agreement, an aggregate of 1,500 shares of Series A Convertible Preferred Stock, with a stated value of $1,500,000 that are convertible into shares of the Company’s common stock at a conversion price of $0.20 in stated value per share (7,500,000 shares of common stock), and five-year warrants, which vested in full upon issuance, to purchase up to 11,250,000 additional shares of common stock at a purchase price of $0.25 per share to 8 institutional investors. Stock offering costs for the private placement amounted to $100,000. Each share of Preferred Stock is entitled to cash interest payments of 9% of the stated value per year, payable quarterly. The Preferred Stock is voluntarily and mandatorily convertible into shares of common stock pursuant to the provisions of the securities purchase agreement, with any shares of Preferred Stock outstanding on March 31, 2017 automatically converting into common stock. The investors received rights of first refusal and rights of participation in future financings of the Company until March 31, 2015. In addition, the investors received most favored nation protections on the terms and conditions of the warrants and preferred stock so long as such securities remain outstanding. Additionally, until September 30, 2015, each investor has the right to invest an amount equal to the amount invested by such investor in the above-referenced transaction in preferred stock of Arista Power on substantially similar terms. The Preferred Stock and warrants have customary anti-dilution protections and registration rights including a “full ratchet” anti-dilution adjustment provision. The warrants associated with this transaction were valued at their date of issue utilizing the Black-Scholes option pricing model, which amounted to $2,868,750.  The difference between the warrants valuation of $2,878,560 and the net proceeds received by the Company of $1,400,000 results in a deemed dividend of $1,468,750, which has been charged to additional paid-in-capital, as the Company has no retained earnings from which to declare a dividend.

On March 31, 2014, in conjunction with the full ratchet and anti-dilution provisions of the July and August 2013 private placement of common stock, shareholders were awarded an additional 1,255,000 shares of common stock and 612,000 warrants to purchase common stock for $0.25 per share, and the exercise price for the 3,060,000 warrants outstanding that were associated with this transaction were reduced from $0.30 to $0.25 per share.

Note 5 – Stock Based Compensation

The Company has established the 2008 Equity Incentive Plan, which is a shareholder-approved plan that permits the granting of stock options and restricted stock to employees, directors and consultants.   The 2008 Equity Incentive Plan provides for the issuance of up to 3,550,000 shares of common stock of which 50,000 shares are available for grant as Incentive Stock Options.  The exercise price for options awarded is no less than 100% of the fair market value of the common stock on the day of grant.  The options generally vest either immediately on the date of grant or one to three years from the date of grant.

For the three and nine months ended September 30, 2014, the Company recorded compensation costs for options and warrants of $59,147 and $171,141 respectively, as compared to $111,114 and $650,505 for the nine and three months ended September 30, 2013. For the nine months ended September 30, 2013, compensation costs relating to the issuance of options and warrants amounted to $539,926 and the Company recorded an expense of $110,579 associated with the repricing of options and warrants held by a former consultant/outside counsel who is now an employee of the Company, while for the nine months ended September 30, 2014, there was no expense associated with the repricing of options or warrants.

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The Company has valued the options at their date of grant utilizing the Black Scholes option pricing model.  Prior to the fourth quarter of 2009, there was not a public market for the Company shares.  Accordingly, the fair value of the underlying shares was determined based on recent transactions by the Company to sell shares to third parties and other factors determined by management to be relevant to the valuation of such shares.  Beginning in the fourth quarter of 2009, the quoted price for the Company’s shares on the OTCBB or the OTCQB, as applicable, was used to value the underlying shares.  Expected volatility is based upon a weighted average historical volatility of peer companies operating in a similar industry.  The risk-free interest rate is based on the implied yield available on U.S. Treasury issues with an equivalent term approximating the expected life of the options depending on the date of the grant and expected life of the options.  The expected life of options used was based on the contractual life of the option granted.  The Company determined the expected dividend rate based on the assumption and expectation that earnings generated from operations are not expected to be adequate to allow for the payment of dividends in the near future.  The following weighted-average assumptions were utilized in the fair value calculations for options granted:

	Nine Months Ended	Nine Months Ended
	September 30, 2014	September 30, 2013

Expected dividend yield	0%	0%
Expected stock price volatility	112%	105-108%
Risk-free interest rate	3.63%	2.68-3.44%
Expected life of options	.14-9.78 years	.4-9.9 years

The following table summarizes the status of the Company’s aggregate stock options granted:

	Number of Shares Remaining Options	Weighted Average Exercise Price	Weighted- Average Remaining Contractual Term	Aggregate Intrinsic Value

Outstanding at January 1, 2014	1,386,108	$.61
Options granted during 2014	1,365,000	$.19	9.8 years	$
Options cancelled or expired during 2014	(295,917)	$.56
Outstanding at September 30, 2014	2,455,191	$.34	8.7 years		$0
Exercisable at September 30, 2014	725,191	$.60	6.7 years		$0

For the nine and three months ended September 30, 2014, the Company recorded compensation costs for options granted under the plan of $139,010 and $45,553, as compared to $190,861 and $20,800 for the nine and three months ended September 30, 2013. Stock option grants amounted to 1,365,000 for the nine months ended September 30, 2014 (1,655,208 for the nine months ended September 30, 2013) while 251,250 options vested during that period (166,858 options vested for the nine months ended September 30, 2013). There were 295,917 options cancelled or expired for the nine months ended September 30, 2014, while 23,000 options were cancelled for the nine months ended September 30, 2013. No options were exercised for the nine months ended September 30, 2014 or September 30, 2013.

The weighted average fair value of options granted during the nine months ended September 30, 2014 was $0.19 per share, compared to $0.45 per share for the nine months ended September 30, 2013.

For the nine months ended September 30, 2013, the Company recorded expenses totaling $13,575 associated with the repricing of 25,000 options awarded to a former consultant/outside counsel who is now an employee of the Company. No such expense was recorded for the nine months ended September 30, 2014.

On December 13, 2010, the Board of Directors approved a restricted stock grant award to certain employees in lieu of future salary cash payments.  The employees forfeited salary over a twelve-week period to purchase common shares, which were valued at fair market value as of the date of grant.  The Compensation Committee of the Company’s Board of Directors have approved a change in the vesting date for restricted stock held by certain employees from April 1, 2011 to April 1, 2015. A total of 55,969 shares vested on April 1, 2011, and 118,378 shares remain outstanding and are scheduled to vest on April 1, 2015.

On March 31, 2014, Adeeb Saba was named Chief Operating Officer and the Company awarded him 250,000 shares of restricted common stock pursuant to the Company’s 2008 Equity Incentive Plan, which will vest one half each on the first and second anniversary of the award. Compensation costs associated with this award amount to $72,500 and will be recognized over the vesting period of the stock. On May 28, 2014, the Company awarded an employee 100,000 shares of restricted common stock pursuant to the Company’s 2008 Equity Incentive Plan, which will vest one half each on March 31, 2015 and March 31, 2016. Compensation costs associated with this award amount to $15,000 and will be recognized over the vesting period of the stock. On June 16, 2014, Stephen Brown was named as the acting Chief Financial Officer and the Company awarded him 50,000 shares of restricted common stock pursuant to the Company’s 2008 Equity Incentive Plan, of which 10,000 shares vested immediately and the remaining 40,000 shares shall vest on December 16, 2014. Compensation costs associated with this award amount to $9,000 and will be recognized over the vesting period of the stock.

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The following table summarizes the status of the Company’s restricted common stock awards:

Restricted Shares	Number of Restricted Shares	Weighted Average Fair Value at Grant Date
Non-vested at September 30, 2014	118,378	$2.80
Awarded during 2014	400,000	$.23
Cancelled or expired	(138,296)	$.36
Non-vested at September 30, 2014	380,082	$.39

The compensation expense related to these grants were $30,026 for the nine months ended September 30, 2014. There was no expense for the nine months ended September 30, 2013.

Note 6 – Warrants

The Company has valued warrants at their date of issue utilizing the Black-Scholes option pricing model.  The risk-free interest rate is based on the implied yield available on U.S. Treasury issues with an equivalent term approximating the expected life of the warrants depending on the date of the issue and their expected life.  The expected life of warrants used was based on the term of the warrant.  The Company determined the expected dividend rate based on the assumption and expectation that earnings generated from operations are not expected to be adequate to allow for the payment of dividends in the near future.  The following weighted-average assumptions were utilized in the fair value calculations for warrants granted:

	Nine Months Ended	Nine Months Ended
	September 30, 2014	September 30, 2013
Expected dividend yield	0%	0%
Expected stock price volatility	134%	93-98%
Risk-free interest rate	1.73-1.75%	.14–2.60%
Expected life of warrants	4.1-8.8 years	35-9.3 years

The following table summarizes the status of the Company’s warrants granted:

	Number of Shares Remaining Warrants	Weighted Average Exercise Price	Weighted- Average Remaining Contractual Term	Aggregate Intrinsic Value
Outstanding at January 1, 2014	7,671,267	$1.51
Warrants granted during 2014	11,862,000	$.25
Warrants expired during 2014	(1,240,351)	$.50
Outstanding at September 30,2014	18,292,916	$.78	5.1 years	$0
Exercisable at September 30,2014	18,139,250	$.75	5.4 years	$0

The weighted average fair value of warrants issued during the nine months ended September 30, 2014 and 2013 was $.25 and $.41, respectively.  During the nine months ended September 30, 2014, 11,878,000 warrants vested (4,302,625 vested for the nine months ended September 30, 2013), and 1,240,351 warrants expired. No warrants expired for the nine months ended September 30, 2013.

For the nine months ended September 30, 2014 and 2013, respectively, the Company recorded compensation costs of $4,962 and $349,065 for warrants issued to a former consultant/outside counsel (now an employee) of the Company.  The warrants have a ten year life, a $1.20 exercise price, and vest from nine months to three years from grant date.

For the nine months ended September 30, 2013, the Company recorded expenses totaling $62,623 associated with the repricing of 423,125 outstanding warrants awarded to a former consultant/outside counsel who is now an employee of the Company.  No such expense was recorded for the nine months ended September 30, 2014.

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Note 7 – Derivative Liabilities

Certain warrants issued by the Company do not have fixed settlement provisions because their exercise prices may be lowered if the Company issues securities at lower prices in the future, are classified as derivative liabilities, and are revalued at each reporting date. These warrants include (1) warrants issued to 1999 Mt RB, LLC in conjunction with our lease modification on February 4, 2013, which expired on February 4, 2014 (2) warrants issued in conjunction with the Company’s strategic advisory agreement with Sunrise Financial Group, Inc. on May 21, 2013, which were cancelled on June 19, 2014 and (3) warrants issued in conjunction with the Company’s private placements on July 31, 2013, August 6, 2013 and March 31, 2014. The reset provisions protect the warrant holders from the potential dilution associated with future financings.

The Company has valued warrants at their date of issue utilizing the Black-Scholes option pricing model. Expected volatility is based upon a weighted average historical volatility of peer companies operating in a similar industry, or if applicable based upon the term of the warrant, based upon the Company’s historical volatility. The risk-free interest rate is based on the implied yield available on U.S. Treasury issues with an equivalent term approximating the expected life of the warrants depending on the date of the issue and their expected life. The expected life of warrants used was based on the term of the warrant. The Company determined the expected dividend rate based on the assumption and expectation that earnings generated from operations are not expected to be adequate to allow for the payment of dividends in the near future. The following weighted-average assumptions were utilized in the fair value calculations for warrants granted and subsequent revaluation:

	Nine Months Ended	Nine Months Ended
	September 30, 2014	September 30, 2013
Expected dividend yield	0%	0%
Expected stock price volatility	142-148%	90-172%
Risk-free interest rate	1.62-178%	.08-1.41%
Expected life of warrants	2.9-4.5 years	.35-4.84 years
Number of warrants	14,922,000	4,300,351
Fair value of warrants	$556,070	$1,232,676

The fair value of these warrant liabilities was $556,070 at September 30, 2014. The change in fair value for the nine months ended September 30, 2014 was $3,240,052 and is reported in our statement of operations as an unrealized gain on the change in fair value of the derivative liabilities. For the nine months ended September 30, 2013, we recorded an unrealized loss on the change in fair value of the derivative liabilities totaling $218,968. The fair value of the derivative liabilities are re-measured at the end of every reporting period and upon the exercise of the warrant.

Fair Value Measurement

Valuation Hierarchy

ASC 820, “Fair Value Measurements and Disclosures,” establishes a valuation hierarchy for disclosure of the inputs to valuation used to measure fair value. This hierarchy prioritizes the inputs into three broad levels as follows. Level 1 inputs are quoted prices (unadjusted) in active markets for identical assets or liabilities. Level 2 inputs are quoted prices for similar assets and liabilities in active markets or inputs that are observable for the asset or liability, either directly or indirectly through market corroboration, for substantially the full term of the financial instrument. Level 3 inputs are unobservable inputs based on the Company’s own assumptions used to measure assets and liabilities at fair value. A financial asset or liability’s classification within the hierarchy is determined based on the lowest level input that is significant to the fair value measurement.

The following table provides the liabilities carried at fair value measured on a recurring basis as of September 30, 2014:

		Fair Value Measurements at September 30, 2014
	Total Carrying Value at September 30, 2014	Quoted Prices in Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Derivative liabilities	$556,070	$-	$-	$556,070

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The derivative liabilities are measured at fair value using quoted market prices and estimated volatility factors, and are classified within Level 3 of the valuation hierarchy.

The following table sets forth a summary of the changes in the fair value of our Level 3 financial liabilities that are measured at fair value on a recurring basis:

Nine Months Ended September 30, 2014
Beginning balance January 1, 2014	$775,596
Issuance of derivative financial instruments in 2014	3,020,526
Net unrealized (gain) loss on derivative financial instruments	(3,240,052)
Ending balance as of September 30, 2014	$556,070

Note 8- Recent Accounting Pronouncements

In August 2014, the Financial Accounting Standards Board ("FASB") issued Accounting Standards Update ("ASU") 2014-15, Presentation of Financial Statements - Going Concern. The new standard required management of public and private companies to evaluate whether there is substantial doubt about the entity's ability to continue as a going concern and, if so, disclose that fact. Management will also be required to evaluate and disclose whether its plans alleviate that doubt. The new standard is effective for annual periods ending after December 15, 2016, and interim periods within annual periods beginning after December 15, 2016. Early adoption is permitted. We do not expect the adoption of the ASU to have a significant impact on our consolidated financial statements.

In May 2014, the "FASB" issued ASU 2014-09 Revenue from Contracts with Customers, which will supersede nearly all existing revenue recognition guidance under U.S. GAAP. The standard's core principle is that a company will recognize revenue when it transfers promised goods or services to customers in an amount that reflects the consideration to which the company expects to be entitled in exchange for those goods or services. We are carefully evaluating our existing revenue recognition practices to determine whether any contracts in the scope of the guidance will be affected by the new requirements. The effects may include identifying performance obligations in existing arrangements, determining the transaction price and allocating the transaction price to each separate performance obligation. We will also establish practices to determine when a performance obligation has been satisfied, and recognize revenue in accordance with the new requirements. The new standard is effective for us on January 1, 2017. Early adoption is not permitted. The standard allows for either "full retrospective" adoption, meaning the standard is applied to all of the periods presented, or "modified retrospective" adoption, meaning the standard is applied only to the most current period presented in the financial statements. We are currently evaluating the transition method that will be elected.

In June 2014, the Financial Accounting Standards Board ("FASB") issued Accounting Standards Update No. 2014-12 Compensation - Stock Compensation ("ASU 2014-12"). ASU2014-12 is intended to resolve diverse accounting treatment for share based awards in which the terms of the award provide that a performance target that affects vesting could be achieved after the requisite service period. The standard is effective for annual periods and interim periods within those annual periods beginning after December 15, 2015 and may be applied prospectively or retrospectively. The Company does not expect adoption of this standard will have a significant impact on the Company's consolidated financial statements.

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Item 2.  Management’s Discussion and Analysis of Financial Condition and Results of Operations

The following discussion should be read in conjunction with the unaudited historical financial statements and the related notes and the other financial information included elsewhere in this report and in the Company’s annual report on Form 10-K filed with the Securities and Exchange Commission on March 31, 2014. This discussion contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of any number of factors, including those set forth under “Information Concerning Forward-Looking Statements” and under other captions contained elsewhere in this report.

Company Overview

During 2013, we continued our product development, with most of such efforts directed at our Power on Demand system and Mobile Renewable Power Station. We continued further development and product enhancement on our products in 2014, primarily our Power on Demand system, and expect to continue to do so during the remainder of 2014 and 2015. In 2013 and 2014, we continued to sell solar PV systems to residential and commercial customers and also perform development services for the U.S. Army.

In May 2013, we entered into an Agreement with City Lights at Queens Landing, Inc. pursuant to which City Lights has agreed to purchase a Power on Demand system for installation and use at City Lights’ 43-story, 525-unit, cooperative building located in Long Island City, New York. The City Lights Building is managed by Rose Associates, Inc., a New York-based full service real estate firm. Separately, City Lights intends to purchase and has installed a combined heating and power co-generation system at the City Lights Building. The Power on Demand system will consist of a micro-grid that will include the integration of the newly installed solar PV, the newly installed CHP co-generation system, energy storage and power distribution.  This represents the Company’s first sale of a Power on Demand system to be installed in the New York City area.  We expect the Power on Demand system to be installed in the first quarter of 2015. We continue to market the Power on Demand system, primarily in the New York City market.

Since 2012, we have been awarded $1.8 million in U.S. Army contracts to be the prime contractor to complete Phase One and Phase Two activities to develop an Intelligent Micro-Grid for the Renewable Energy for Distributed Under-Supplied Command Environments (“REDUCE”) program under the guidance of the U.S. Army Communications-Electronics Research, Development and Engineering Center. In the latter half of September 2012, we completed Phase One activities. Work commenced on Phase Two late in 2012, which was completed in the second quarter of 2014. In September 2013, the Company was awarded a single vendor contract valued at $625,000 to continue development under this contract, which followed the completion of Phase Two beginning in the second quarter of 2014. The Company believes that the micro-grid that it is developing for the U.S. Army will complement the development of the products that it will sell to commercial, military and governmental customers.

In November 2013, we partnered with EaglePicher Technologies by integrating the EPT’s Power Pyramid™ system into the Power on Demand system to be installed at the City Lights building in Long Island City, NY.

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Results of Operations

Results of Operations for Quarter Ended September 30, 2014 Compared to Quarter Ended September 30, 2013.

Revenues

During the quarter ended September 30, 2014, we reported revenues of $250,000 as compared with revenues of $579,000 for the quarter ending September 30, 2013.  The decrease in sales is due to the increased sales and marketing efforts on our Power on Demand products which typically have a larger sales cycle than our solar products. We have received deposits from customers for solar PV systems totaling approximately $19,000 as of September 30, 2014. We expect to realize sales associated with these deposits during the next several quarters, as we obtain permits and zoning approvals from customers’ town officials and NYSERDA for solar PV installations, complete site assessments, and complete installations and inter-connection agreements, although there can be no assurance that we will be able to meet this schedule.

Gross Margin (loss)

For the quarter ended September 30, 2014, gross margin amounted to a loss of $173,000 as compared to a loss of $640,000 for the quarter ended September 30, 2013.  The gross loss resulted from the recognition of an expected loss relating to the Power on Demand installation expected to be commissioned in the first quarter of 2015. The gross margin on other projects continue to be small due to the costs associated with maintaining an operations staff, responsible for not only solar products and Power on Demand systems, but also for troubleshooting customer issues, inventory management, and maintaining day–to-day operations. Gross margin improved mostly due to the recognition of the majority of the expected loss in 2013 and to a lesser extent to the reduction of staff in 2014. We recognized an additional expense of $200,000 for the loss on the Power on Demand project in the third quarter of 2014.

Research and Development

Research and development costs for the quarter ended September 30, 2014 totaled $0 as compared to $64,000 for the quarter ended September 30, 2013. These costs have ceased due to the staff reductions.

Selling, General and Administrative

Selling, general and administrative expenses amounted to $341,000 for the quarter ended September 30, 2014, as compared to $463,000 for the quarter ended September 30, 2013.  The decrease over the prior year was related primarily to the reduced salary and headcount related expenses as compared to 2013.

Depreciation and Amortization

Depreciation and amortization charges were $9,000 for the quarter ended September 30, 2014, compared to $15,000 during the quarter ended September 30, 2013 due to a lower depreciable asset base in 2014.

Other Income (Expense)

Interest expense for the quarter ended September 30, 2014 was $112,000, as compared to an expense of $112,000 for the quarter ended September 30, 2013.

In 2013, we recorded derivative liabilities associated with the issuance of warrants for (1) a lease modification with our existing landlord, (2) an advisory agreement with Sunrise Financial Group, LLC and (3) in conjunction with our private placement funding which occurred during the third quarter of 2013 and in the first quarter of 2014. In June 2014 the advisory agreement with Sunrise Financial Group was terminated and its accompanying warrants were cancelled. The warrants do not have a fixed settlement provision because their exercise prices may be lowered if the Company issues securities at lower prices in the future. Accordingly, the Company revalues these derivative liabilities each quarter, and the financial statements reflect a gain on the revaluation of the derivative liabilities for the third quarter of 2014 of $1,150,000, as compared to $238,000 for the quarter ended September 30, 2013.

The Company made no tax payments during the quarters ending September 30, 2014 and 2013.

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Net Income/(Loss)

We reported net income of $524,000 for the quarter ended September 30, 2014 and a net loss of $1,042,000 for the quarter ended September 30, 2013.  Operating losses of amounted to $514,000 and $1,168,000 for the quarter ended September 30, 2014 and 2013 respectively due to decreased operating expenses for the quarter ended September 30, 2014 as compared to the quarter ended September 30, 2013. Increases in net income for the three months ended September 30, 2014 compared to the quarter ended September 30, 2013 were due to recording an unrealized gain of $1,150,000 on the change in fair value of derivative liabilities for the quarter ended September 30, 2014, as compared to an unrealized gain of $238,000 for the quarter ended September 30, 2013.

Results of Operations for the Nine Months Ended September 30, 2014 Compared to the Nine Months Ended September 30, 2013.

Revenues

During the nine months ended September 30, 2014, we reported revenues of $542,000 as compared with revenues of $1,016,000 for the nine months ending September 30, 2013.  The decrease in sales is due to the increased sales and marketing efforts to market our Power on Demand products which typically have a larger sales cycle than our solar products. We have received deposits from customers for solar PV systems totaling approximately $19,000 as of September 30, 2014. We expect to realize sales associated with these deposits during the next several quarters, as we obtain permits and zoning approvals from customers’ town officials and NYSERDA for solar PV installations, complete site assessments, and complete installations and inter-connection agreements, although there can be no assurance that we will be able to meet this schedule.

Gross Margin/Loss

For the nine months ended September 30, 2014, gross margin amounted to a loss of $112,000 as compared to a loss of $725,000 for the nine months ended September 30, 2013.  The gross loss resulted from the recognition of an expected loss relating to the Power on Demand installation expected to be commissioned in the first quarter of 2015. The gross margin on other projects continue to be small due to the costs associated with maintaining an operations staff, responsible for not only solar products and Power on Demand systems, but also for troubleshooting customer issues, inventory management, and maintaining day-to-day operations. Gross margin improved mostly due to the recognition of the majority of the expected loss in 2013 and to a lesser extent to the reduction of staff in 2014. We also recognized an additional expense of $200,000 for the loss on the Power on Demand project in 2014.

Research and Development

Research and development costs for the nine months ended September 30, 2014 totaled $0 as compared to $320,000 for the nine months ended September 30, 2013. This decrease results from lower salaries due to reduced headcount.

Selling, General and Administrative

Selling, general and administrative expenses amounted to $1,190,000 for the nine months ended September 30, 2014, as compared to $1,829,000 for the nine months ended September 30, 2013.  The decrease over the prior year was related primarily to reduced salary and headcount related expenses partially offset by higher consulting and legal expense in 2014 as compared to 2013.

Depreciation and Amortization

Depreciation and amortization charges were $33,000 for the nine months ended September 30, 2014, compared to $49,000 during the nine months ended September 30, 2013 due to a lower depreciable asset base in 2014.

Other Income (Expense)

Interest expense for the nine months ended September 30, 2014 was $336,000, as compared to an expense of $518,000 for the nine months ended September 30, 2013. The decrease is due to the amortization of deferred debt discount relating to the Company’s line of credit over an extended period as of September 30, 2014 due to the deferral of the loan due date in May 2013 to December 2014 from December 2013.

In 2013, we recorded derivative liabilities associated with the issuance of warrants for (1) a lease modification with our existing landlord, (2) an advisory agreement with Sunrise Financial Group, LLC and (3) in conjunction with our private placement funding which occurred during the third quarter of 2013 and in the first quarter of 2014. In June 2014 the advisory agreement with Sunrise Financial Group was terminated and its accompanying warrants were cancelled. The warrants do not have a fixed settlement provision because their exercise prices may be lowered if the Company issues securities at lower prices in the future. Accordingly, the Company revalues these derivative liabilities each quarter, and the financial statements reflect a gain on the revaluation of the derivative liabilities for the nine months ended September 30, 2014 of $3,240,000, as compared to $219,000 for the nine months ended September 30, 2013.

The Company paid $1,500 in tax payments during the nine months ending September 30, 2014 and received a net tax credit of $103,000 in the nine months ended September 30, 2013.

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Net Income (Loss)

We reported net income of $1,600,000 for the nine months ended September 30, 2014 and a net loss of $3,070,000 for the nine months ended September 30, 2013.  Operating losses of amounted to $1,303,000 and $2,874,000 for the nine months ended September 30, 2014 and 2013, respectively, due to decreased operating expenses, mostly resulting from the reduction of our staff, as well as better gross margins for the nine months ended September 30, 2014 as compared to the nine months ended September 30, 2013.  Increases in net income for the nine months ended September 30, 2014 compared to the nine months ended September 30, 2013 were due to recording an unrealized gain of $3,240,000 on the change in fair value of derivative liabilities for the nine months ended September 30, 2014, as compared to $219,000 for the nine months ended September 30, 2013, as well as the improved net operating loss.

Liquidity and Capital Resources

As of September 30, 2014, our accumulated deficit totaled $25 million.

We had a working capital deficit of approximately $1,098,000 as of September 30, 2014 as compared to working capital deficit of $1,157,000 as of December 31, 2013. The decrease in working capital relates to the operating loss for the nine months ended September 30, 2014 offset by the proceeds received from the March 2014 private placement which provided the company working capital of $1.4 million.

On March 31, 2014, the Company sold, pursuant to a securities purchase agreement, an aggregate of 1,500 shares of Series A Convertible Preferred Stock, with a stated value of $1,500,000 that are convertible into shares of the Company’s common stock at a conversion price of $0.20 in stated value per share, and five-year warrants, which vested in full upon issuance, to purchase up to 11,250,000 additional shares of common stock at a purchase price of $0.25 per share to 8 institutional investors. The Company received a total of $1,400,000 in net proceeds from the sales.  Each share of preferred stock is entitled to cash interest payments of 9% of the stated value per year, payable quarterly.  The preferred stock is voluntarily and mandatorily convertible into shares of common stock pursuant to the provisions of the securities purchase agreement, with any shares of preferred stock outstanding on March 31, 2017 automatically converting into common stock.  The investors received rights of first refusal and rights of participation in future financings of the Company until March 31, 2015.  In addition, the investors received “most favored nation” protections on the terms and conditions of the warrants and preferred stock so long as such securities remain outstanding.  Additionally, until September 30, 2015, each investor has the right to invest the amount invested by such investor in the above-referenced transaction in preferred stock of Arista Power on substantially similar terms. The Preferred Stock and warrants have customary anti-dilution protections and registration rights including a “full ratchet” anti-dilution adjustment provision.

We believe that we will require additional funding of approximately $2.0 million to satisfy our operating cash needs and our anticipated growth for the next twelve months.

Due to the uncertainty of our ability to meet our current operating expenses, in their report on our audited annual financial statements as of and for the years ended December 31, 2013 and 2012, our independent auditors included an explanatory paragraph regarding concerns about our ability to continue as a going concern. Our financial statements contain additional note disclosures describing the circumstances that led to this disclosure by our independent auditors. There is substantial doubt about our ability to continue as a going concern as the continuation and expansion of our business is dependent upon obtaining further financing, successful and sufficient market acceptance of our products, and achieving a profitable level of operations.

The issuance of additional equity securities by us may result in a significant dilution in the equity interests of our current shareholders. Obtaining commercial loans, assuming those loans would be available, will increase our liabilities and future cash commitments. There is no assurance that we will be able to obtain further funds required for our continued operations or that additional financing will be available to us when needed or, if available, that it can be obtained on commercially reasonable terms. If we are not able to obtain the additional financing on a timely basis, we will not be able to meet our other obligations as they become due and we will be forced to scale down or perhaps even cease our operations.

Operating Activities

Our operating activities used net cash of $1,335,000 for the nine months ended September 30, 2014, as compared to $1,024,000 for the nine months ended September 30, 2013.  For the nine months ended September 30, 2014, cash used in operations resulted from net income of $1,600,000, offset by non-cash adjustments which consist of an increase of $3,240,000 gain in fair value of derivative liabilities and reduced by $651,000 consisting primarily of $171,000 of stock based compensation, the amortization of debt discount of $256,000, and $171,000 from the issuance of warrants for services. Net changes to working capital amounted to negative $340,000 and were primarily due to payments of accounts payable and accrued liabilities. For the nine months ended September 30, 2013, cash used in operations resulted from a net loss of $3,070,000 reduced by non-cash expenses of $1,815,000 consisting primarily of $651,000 of stock based compensation, stock and warrants issued for rent and services of $230,000 and the amortization of debt discount of $441,000.  Net changes to working capital for the nine months ended September 30, 2103 amounted to $231,000 due primarily to decreases in trade accounts receivable and increases in customer deposits offset by decreases in accounts payable and accrued expenses.

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Investing Activities

The Company received $18,500 from a sale of a truck for the nine months ended September 30, 2014 and did not utilize any funds for investing activities for the nine months ended September 30, 2013.

Financing Activities

Our financing activities provided $1,391,000 and $1,506,000 for the nine months ended September 30, 2014 and 2013, respectively. In 2014, the Company raised $1,500,000 in the sale of convertible preferred stock, with offering costs amounting to $100,000.  For the nine months ended September 30, 2013, the Company raised $1,245,000 of net proceeds from issuance of common stock and drew $270,000 from its line of credit. Repayments on long term debt were $28,000 and $9,000, respectively for the nine months ended September 30, 2014 and 2013.

Off-Balance Sheet Arrangements

We have no significant off-balance sheet arrangements that have, or are reasonably likely to have, a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures, or capital resources that is material to shareholders.

Critical Accounting Policies

As of September 30, 2014, the Company’s critical accounting policies and estimates have not changed materially from those set forth in the Company’s Annual Report on Form 10-K for the year ended December 31, 2013, filed on March 31, 2014 with the Securities and Exchange Commission.

In August 2014, the Financial Accounting Standards Board ("FASB") issued Accounting Standards Update ("ASU") 2014-15, Presentation of Financial Statements - Going Concern. The new standard required management of public and private companies to evaluate whether there is substantial doubt about the entity's ability to continue as a going concern and, if so, disclose that fact. Management will also be required to evaluate and disclose whether its plans alleviate that doubt. The new standard is effective for annual periods ending after December 15, 2016, and interim periods within annual periods beginning after December 15, 2016. Early adoption is permitted. We do not expect the adoption of the ASU to have a significant impact on our consolidated financial statements.

In May 2014, the "FASB" issued ASU 2014-09 Revenue from Contracts with Customers, which will supersede nearly all existing revenue recognition guidance under U.S. GAAP. The standard's core principle is that a company will recognize revenue when it transfers promised goods or services to customers in an amount that reflects the consideration to which the company expects to be entitled in exchange for those goods or services. We are carefully evaluating our existing revenue recognition practices to determine whether any contracts in the scope of the guidance will be affected by the new requirements. The effects may include identifying performance obligations in existing arrangements, determining the transaction price and allocating the transaction price to each separate performance obligation. We will also establish practices to determine when a performance obligation has been satisfied, and recognize revenue in accordance with the new requirements. The new standard is effective for us on January 1, 2017. Early adoption is not permitted. The standard allows for either "full retrospective" adoption, meaning the standard is applied to all of the periods presented, or "modified retrospective" adoption, meaning the standard is applied only to the most current period presented in the financial statements. We are currently evaluating the transition method that will be elected.

In June 2014, the Financial Accounting Standards Board ("FASB") issued Accounting Standards Update No. 2014-12 Compensation - Stock Compensation ("ASU 2014-12"). ASU2014-12 is intended to resolve diverse accounting treatment for share based awards in which the terms of the award provide that a performance target that affects vesting could be achieved after the requisite service period. The standard is effective for annual periods and interim periods within those annual periods beginning after December 15, 2015 and may be applied prospectively or retrospectively. The Company does not expect adoption of this standard will have a significant impact on the Company's consolidated financial statements.

 Information Concerning Forward-Looking Statements

All statements in this Form 10-Q, future filings by the Company with the Securities and Exchange Commission (“Commission”), the Company’s press releases and oral statements by authorized officers of the Company, other than statements of historical facts, that address future activities, events or developments are “forward-looking statements.”

These forward-looking statements include, but are not limited to, statements relating to our anticipated financial performance, business prospects, new developments, new merchandising strategies and similar matters, and/or statements preceded by, followed by or that include the words “believes,” “could,” “expects,” “anticipates,” “estimates,” “intends,” “plans,” “projects,” “seeks,” or similar expressions. We have based these forward-looking statements on certain assumptions and analyses made by us in light of our experience and on our assessment of historical trends, current conditions, expectations, and projections about expected future developments and events, as well as on other factors we believe are appropriate under the circumstances and other information currently available to us. These forward-looking statements are subject to risks, uncertainties and assumptions, including those described under the heading “Risk Factors” in Item 1A of Part I of the Company’s 10-K filed with the Commission, for the fiscal year ended December 31, 2013, that may affect the operations, performance, development and results of our business. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date stated, or if no date is stated, as of the date hereof.

Although we believe that the expectations reflected in the forward-looking statements are reasonable, there can be no assurance that such expectations or any of the forward-looking statements will prove to be correct, and actual results could differ materially from those projected or assumed in the forward-looking statements. Our future financial condition and results of operations, as well as any forward-looking statements, are subject to inherent risks and uncertainties. All forward-looking statements and reasons why results may differ contained herein are made as of the date hereof, and we assume no obligation to update any such forward-looking statement or reason why actual results might differ. All of the forward-looking statements contained herein are qualified by these cautionary statements.

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Item 3. Quantitative and Qualitative Disclosures about Market Risk

None.

Item 4. Controls and Procedures

The Company’s management has established disclosure controls and procedures designed to ensure that information required to be disclosed by the Company in the reports that it files or submits under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) is recorded, processed, summarized and reported within time periods specified in the SEC rules and forms. Such disclosure controls and procedures include, without limitation, controls and procedures designed to ensure that information required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is accumulated and communicated to the Company’s management to allow timely decisions regarding required disclosure.

Based on the evaluation of the effectiveness of our disclosure controls and procedures, our Chief Executive Officer and Acting Chief Financial Officer concluded that our disclosure controls and procedures were effective as of September 30, 2014.

There can be no assurance, however, that our disclosure controls and procedures will detect or uncover all failures of persons within the Company to disclose material information otherwise required to be set forth in our periodic reports. There are inherent limitations to the effectiveness of any system of disclosure controls and procedures, including the possibility of human error and the circumvention or overriding of the controls and procedures. Accordingly, even effective disclosure controls and procedures can only provide reasonable, not absolute, assurance of achieving their control objectives.

Changes in Internal Control over Financial Reporting

There have been no changes in the Company’s internal control over financial reporting that occurred during the nine months ended September 30, 2014 that has materially affected, or is likely to materially affect, the Company’s internal control over financial reporting.

Part II – OTHER INFORMATION

Item 1. Legal Proceedings

There were no reportable events during the quarter.

Item 1A. Risk Factors

Smaller reporting companies are not required to provide the information required by this item.

Item 2.  Unregistered Sales of Equity Securities and Use of Proceeds

On March 31, 2014, the Company sold, pursuant to a securities purchase agreement, an aggregate of 1,500 shares of Series A Convertible Preferred Stock, with a stated value of $1,500,000, that are convertible into shares of the Company’s common stock at a conversion price of $0.20 in stated value per share (7,500,000 shares of common stock), and five-year warrants, which vested in full upon issuance, to purchase up to 11,250,000 additional shares of common stock at a purchase price of $0.25 per share to 8 institutional investors. Stock offering costs for the private placement amounted to $100,000. Each share of preferred stock is entitled to cash interest payments of 9% of the stated value per year, payable quarterly. The preferred stock is voluntarily and mandatorily convertible into shares of common stock pursuant to the provisions of the securities purchase agreement, with any shares of preferred stock outstanding on March 31, 2017 automatically converting into common stock. The investors received rights of first refusal and rights of participation in future financings of the Company until March 31, 2015. In addition, the investors received most favored nation protections on the terms and conditions of the warrants and preferred stock so long as such securities remain outstanding. Additionally, until September 30, 2015, each investor has the right to invest the amount invested by such investor in the above-referenced transaction in preferred stock of Arista Power on substantially similar terms. The Preferred Stock and warrants have customary anti-dilution protections and registration rights including a “full ratchet” anti-dilution adjustment provision.

On March 31, 2014, in conjunction with the full ratchet and anti-dilution provisions of the July and August 2013 private placement of common stock, shareholders were awarded an additional 1,255,000 shares of common stock and 612,000 warrants to purchase common stock for $0.25 per share, and the price for the 3,060,000 warrants outstanding that were associated with this transaction were reset from $0.30 to $0.25 per share.

We registered the resale of the securities sold in the March 31, 2014 private placement pursuant to a registration statement on Form S-1 that was filed with the Securities and Exchange Commission on April 30, 2014 and was declared effective on May 13, 2014.

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The terms of sales of unregistered sales of securities by us are described in Item 5 Market for Registrant’s Common Equity, Related Stockholder Matters, and Issuer Purchases of Equity Securities under the captions “Recent Unregistered Sales of Securities”.

The securities referenced above were issued in reliance upon the exemption from securities registration afforded by the provisions of Section 4(2) of the Securities Act of 1933, as amended (“Securities Act”), and/or Regulation D, as promulgated by the U.S. Securities and Exchange Commission under the Securities Act, based upon the following: (a) each of the persons to whom the securities were issued (each such person, an “Investor”) confirmed to the Company that it or he is an “accredited investor,” as defined in Rule 501 of Regulation D promulgated under the Securities Act and has such background, education and experience in financial and business matters as to be able to evaluate the merits and risks of an investment in the securities, (b) there was no public offering or general solicitation with respect to the offering of such units, (c) each Investor was provided with certain disclosure materials and all other information requested with respect to the Company, (d) each Investor acknowledged that all securities being acquired were being acquired for investment intent and were “restricted securities” for purposes of the Securities Act, and agreed to transfer such securities only in a transaction registered under the Securities Act or exempt from registration under the Securities Act and (e) a legend has been, or will be, placed on the certificates representing each such security stating that it was restricted and could only be transferred if subsequently registered under the Securities Act or transferred in a transaction exempt from registration under the Securities Act.

Item 3.  Defaults Upon Senior Securities

None.

Item 4.  Mine Safety Disclosures

Not Applicable.

Item 5.  Other Information

None

Item 6.

(a)	Exhibits:

	31.1	Certification of the Chief Executive Officer Pursuant to Rule 13a-14 or 15d-14 of the Securities Exchange Act of 1934, as adopted pursuant to Section 302 of the Sarbanes-Oxley Act of 2002.

	31.2	Certification of the Acting Chief Financial Officer Pursuant to Rule 13a-14 or 15d-14 of the Securities Exchange Act of 1934, as adopted pursuant to Section 302 of the Sarbanes-Oxley Act of 2002.

	32.1	Certification Pursuant to 18 U.S.C. Section 1350 by the Chief Executive Officer, as Adopted Pursuant to Section 906 of the Sarbanes-Oxley Act of 2002.

	32.2	Certification Pursuant to 18 U.S.C. Section 1350 by the Acting Chief Financial Officer, as Adopted Pursuant to Section 906 of the Sarbanes-Oxley Act of 2002.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

ARISTA POWER, INC.

November 14, 2014
	By:	/s/ William A. Schmitz
William A. Schmitz
President and Chief Executive Officer

	By:	/s/ Stephen Brown
Stephen Brown
Acting Chief Financial Officer, Principal Financial Officer and Principal Accounting Officer

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UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 11, 2014

ARISTA POWER, INC.

(Exact name of registrant as specified in its charter)

New York	000-53510	16-1610794
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1999 Mt. Read Boulevard, Rochester, New York	14615
(Address of principal executive offices)	(Zip Code)

(585) 243-4040

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events

On November 11, 2014, the United States Patent and Trademark Office issued a patent (“Patent”) to Arista Power, Inc. entitled “Energy Storage and Power Management System”. The Patent relates to a system to manage the storage of energy to, and the release of energy from, an energy storage system with such energy being generated from one or more renewable sources of energy, traditional sources of energy or the electric grid, or a combination of any or all of these sources, resulting in a reduction of the power demand from the electric grid of a user of the system and/or of the high consumption charges during peak usage times of a user of the system. The Patent was assigned U.S. Patent No. 8,886,363.

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ARISTA POWER, INC.

By:	/s/ William A. Schmitz
Name: William A. Schmitz
Title: Chief Executive Officer

Dated: November 12, 2014

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